CODE OF ETHICS
KNOTT CAPITAL MANAGEMENT
As of April 30, 2006
I.	Introduction

This Code of Ethics has been adopted by Knott Capital Management (the “Adviser”) in order to meet the requirements of Rule 17j-1 (the “Rule”) under the Investment Company Act of 1940 and Rule 204A-1 of the Investment Advisers Act of 1940. The Code has been adopted to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of the Adviser may abuse their fiduciary duties to the Adviser, and to deal with other types of conflict-of-interest situations to which the Rule is addressed.

The Rule makes it “unlawful” for certain persons who have affiliations with the Adviser to engage in conduct which is deceitful, fraudulent or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by the Adviser. This Code of Ethics is intended to establish policies and procedures designed to insure that persons subject to this Code of Ethics and the Rule do not use any information concerning the investments or investment intentions of the Adviser, or his or her ability to influence such investment related information, for personal gain or in a manner detrimental to the interests of the Adviser.

II.	Principles

This Code of Ethics acknowledges the general principles that persons affiliated with the Adviser:
(A)	owe a fiduciary obligation to the Adviser and will comply with applicable federal securities laws;

(B)	have the duty at all times to place the interests of shareholders first;

(C)	must conduct all of their personal securities transactions in such a manner as to avoid any actual or potential conflict of interest or abuse of such person’s position of trust and responsibility;

(D)	should not take inappropriate advantage of their positions in relation to the Adviser; and

(E)	must report promptly to the Chief Compliance Officer any violations of the code.
III.	Definitions (as used herein)
     “Access Person” means:
(1)	Any director, officer, general partner or Advisory Person of the Adviser or Adviser to the Adviser.

(A)	If an Adviser to the Adviser is primarily engaged in a business or businesses other than advising registered investment companies (“Funds”) or other advisory clients, the term Access Person means any director, officer, general partner or supervised person of the Adviser who, with respect to any Fund, makes any recommendation, participates in the determination of which recommendation will be made, or whose principal function or duties relate to the determination of which recommendation will be made, or who, in connection with his or her duties, obtains any information concerning recommendations on Covered Securities being made by the Adviser to any Fund.

(B)	An Adviser is “primarily engaged in a business or businesses other than advising Funds or other advisory clients” if, for each of its most recent three fiscal years or for the period of time since its organization, whichever is less, the Adviser derived, on an unconsolidated basis, more than 50% of its income (or loss), before taxes and extraordinary items, from the other business or businesses.
     “Advisory Person” means:
(1)	Any employee of the Adviser (or of any company in a control relationship to the Adviser) who, in connection with his or her regular function or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by the Adviser, or whose functions relate to the making of any recommendations with respect to such purchases or sales, and;

(2)	Any natural person in a control relationship to the Adviser who obtains information concerning recommendations made to the Adviser with regard to the purchase or sale of Covered Securities by the Adviser.
     “Affiliated Person” means:
(1)	Any officer, director, co-partner, or employee of the Adviser;

(2)	Any person directly or indirectly owning, controlling, or holding with power to vote 5% or more of the outstanding voting securities of the Adviser;

(3)	Any person 5% or more of whose outstanding voting securities are directly or indirectly owned, controlled or held with power to vote, by the Adviser; and

(4)	Any person directly or indirectly controlling, controlled by, or under common control with the Adviser.

     “Beneficial Interest” means:
Any interest by which an Access Person or any member of his or her immediate family (relative by blood or marriage living in the same household), can directly or indirectly derive a monetary benefit from the purchase, sale (or other acquisition or disposition) or ownership of a security, except such interests as Clearing Officers shall determine to be too remote for the purpose of this Code of Ethics. (A transaction in which an Access Person acquires or disposes of a security in which he or she has or thereby acquires a direct or indirect Beneficial Interest will be referred to in this Code of Ethics as a “personal securities” transaction or as a transaction for the person’s “own account”).

At the written request of a person subject to this Code of Ethics, the Clearing Officers, in their sole discretion or with the advice of counsel, may from time to time issue written interpretations as to whether an Access Person has a “Beneficial Interest” in a security or a transaction, and whether a transaction is or would be considered to be a “personal securities” transaction or a transaction “for the person’s own” account for purposes of the reporting requirements under this Code. Any such written interpretations shall be included in Appendix A attached to and incorporated by reference into this Code of Ethics, and may be relied upon solely by the person seeking such interpretations.
     “Clearing Officers” means the Chief Compliance Officer or alternate designated reviewing officer, that are not:
(1)	Parties to the transaction;

(2)	Related by blood or marriage to a party to the transaction; and

(3)	Interested in or Affiliated Persons to the issuer of the securities at issue.
     “Control” means:
The power to exercise a controlling influence over the management or policies of a company (unless such power is solely the result of an official position with such company). Any person who owns beneficially, directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.
     “Covered Security” means:
All stock, debt obligations, the Quaker Capital Opportunities Fund (“QUKTX”) and other instruments including any warrant or option to acquire or sell a security, financial futures contracts, and exchange traded funds, except that it does not include:
(1)	Direct obligations of the Government of the United States;

(2)	Banker’s acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and
(3)	Shares issued by open-end Funds other than the QUKTX and exchange-traded funds (“ETFs”).
References to a “Security” in this Code of Ethics shall include any warrant for, option in, or security immediately convertible into that “Security.”
     “Fund” means a registered investment company (“RIC”), registered under the Act.
     A “security held or to be acquired” by the Adviser means:
Any Covered Security which, within the most recent 15 calendar days: (i) is or has been held by the Adviser; or (ii) is being or has been considered by an Adviser for purchase by the Adviser.
     A security is “being considered for purchase or sale”;
From the time an order is given by or on behalf of the Adviser to the order room of the Adviser until all orders with respect to that security are completed or withdrawn.
IV. General Prohibitions
The specific provisions and reporting requirements of the Rule and this Code of Ethics are concerned primarily with those investment activities of Access Persons who are associated with the Adviser and who thus may benefit from or interfere with the purchase or sale of portfolio securities by the Adviser.

The Rule makes it “unlawful” for covered persons to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of securities by the Adviser. Accordingly, under the Rule and this Code of Ethics, no covered persons shall use any information concerning the investments or investment intentions of the Adviser, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Adviser.

In addition, no covered persons shall, directly or indirectly in connection with the purchase or sale of a “security held or to be acquired” by the Adviser:
(i)	employ any device, scheme or artifice to defraud the Adviser; or

(ii)	make to the Adviser any untrue statement of material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading; or

(iii)	engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Adviser; or

(iv)	engage in any manipulative practice with respect to the Adviser and/or the RIC.
V. Prohibited Transactions
     A. Blackout Periods
Certain employees may have varying levels of access to trading information. For this reason, the certain Advisory Persons are subject to the seven day restriction and certain Access Persons are subject to a one day restriction. The Chief Compliance Officer maintains a list of all Access and Advisory Persons and their corresponding blackout restriction period.

Subject to any additional limiting requirements that may be set forth below, certain Access Persons may not effect a personal securities transaction in Covered Securities if he or she knows or should know at the time of entering into the transaction that:
(i)	the Adviser has engaged in a transaction on behalf of the Fund in the same security within the last seven (7) calendar days, or is engaging in a transaction or is going to engage in a transaction in the same security in the next seven (7) calendar days; or if an Adviser has within the last seven (7) days considered or is considering a transaction in the same security for the Fund, or within the next seven (7) days is considering such a transaction in the security; or

(ii)	the Adviser has engaged in a transaction on behalf of any other client in the same security within the last (1) calendar day, or is engaging in a transaction or is going to engage in a transaction in the same security in the next (1) calendar day; or if an Adviser has within the last seven (7) days considered or is considering a transaction in the same security for a client account, or within the next one (1) day is considering such a transaction in the security;

(iii)	Unless such Access Person (1) obtains advance written clearance of such transaction by one of the Clearing Officers and (2) reports to the Adviser the information described in Paragraph VI of this Code of Ethics.

(iv)	Any profits realized on unauthorized trades within the proscribed periods shall be disgorged.
     B. Initial Public Offerings
An Access Person may not acquire any security in an initial public offering, unless such Access Person (1) obtains advance written clearance of such transaction by a Clearing

Officer and (2) reports to the Adviser the information described in Paragraph VI of this Code of Ethics.
     C. Private Placements
(1)	An Access Person may not acquire any security in a private placement, unless such Access Person (1) obtains advance written clearance of such transaction by a Clearing Officers and (2) reports to the Adviser the information described in Paragraph VI of this Code of Ethics.

When considering whether to grant approval to the Access Person to engage in these transactions, the Clearing Officers shall consider, among other factors, whether the investment opportunity should be reserved for clients, and whether the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser. If the Clearing Officers find that the investment opportunity should be reserved to the client accounts or that the opportunity is being offered to the Access Person by virtue of his or her position with the Adviser, the Clearing Officer shall refuse permission for the Access Person to enter into the transaction.

(2)	An Access Person who has been authorized to acquire securities in a private placement or an initial public offering shall be required to disclose that investment to the Adviser whenever such Access Person participates, either directly or indirectly, in subsequent consideration of an investment in the issuer by any portfolio in the Adviser complex.

(3)	In the event that an Access Person has been given approval to acquire securities in a private placement or an initial public offering, any decision of the Fund to purchase securities of the issuer of such private placement or initial public offering shall be subject to prior review by the Fund’s independent trustees who have no personal interest in the issuer.
     D. Ban On Short - Term Trading Profits
Certain Advisory Persons may not profit from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within 60 calendar days. Any profits realized on such short-term trades shall be disgorged.
     E. Gifts
Access Persons may not accept or give any gift or other thing of more than de minimis value from any person or entity that does business with or on behalf of the Adviser. The term “de minimis value” shall be have the same meaning in this Code of Ethics as defined in the Rules of Conduct of the National Association of Securities Dealers (“NASD”).
     F. Service as a Director to Other Public Companies

Advisory Persons may not serve on the board of directors of any publicly traded company, without prior authorization of a majority of the Adviser’s Board of Trustees, which authorization shall be specifically based upon a determination that the board service would be consistent with the interests of the Adviser and its shareholders. If and when such board service is authorized, the Advisory Person serving as a director will be isolated from other Advisory Persons who make investment decisions involving that company through “Chinese Wall” or other procedures.
VI.	Advance Clearance Requirement
A.	Procedures
(1)	From Whom Obtained
Persons who desire to enter into personal securities transactions in transactions requiring prior approval under paragraph V above, must obtain the written approval of a Clearing Officer prior to entering into such transactions. Prior approval is required for all trades executed for Access Persons. In addition, prior approval is required for all related accounts and accounts of Access Persons for any transactions in IPO’s and private placements.
(2)	Time of Clearance
Transaction clearances must be obtained not more than (1) day prior to the transaction. If the trade is not made within three 24 hours of the date of clearance, a new clearance must be obtained.
(3)	Form
Persons seeking authorization to enter into transactions requiring prior clearance shall complete and sign a form approved for that purpose by the Adviser, which form shall set forth the details of the proposed transaction. An example of such form is annexed hereto as Schedule A (“Clearance Forms”). The Adviser may change the format of the report as needed to facilitate the review process. Upon obtaining authorization to enter into the subject transaction, the Clearing Officer authorizing the transaction shall affix his/her signature to the Clearance Form to indicate such approval.
(4)	Filing
Copies of all completed Clearance Forms, with required signature approval, shall be retained by the Adviser in accordance with the record keeping requirements set forth in Section XII of this Code of Ethics.
B.	Factors Considered in Clearance of Personal Transactions
Clearing Officers may refuse to grant clearance of a personal transaction in their sole discretion without being required to specify any reason for the refusal. Generally, Clearing Officers will consider the following factors in determining whether or not to authorize a proposed transaction:

(1)	Whether the amount or nature of the transaction, or person entering into the transaction, is likely to affect the price or market for the Security;

(2)	Whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales in the same or similar security being made or being considered by the Adviser for clients;

(3)	Whether the security proposed to be purchased or sold is one that would qualify for purchase or sale by the Adviser for client accounts.
VII.	Exempt Transactions
A.	Neither the prohibitions nor the reporting requirements of this Code of Ethics apply to:
(1)	Purchases, sales or other acquisitions or dispositions of Securities for an account over which the person has no direct influence or control and does not exercise indirect influence or control;

(2)	Purchases, sales or other acquisitions or dispositions of securities which are not eligible for purchase or sale by any portfolio of the Adviser;

(3)	Involuntary purchases or sales;

(4)	Purchases which are part of an automatic dividend reinvestment plan; and

(5)	Purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights;
B.	Exemptions to the Code
The Compliance Chief Officer may grant exemptions from the personal trading restrictions in this Code upon determining that the transaction for which an exemption is requested would not violate any policy embodied in this Code and that an exemption is appropriate to avoid an injustice to the Access Person in the particular factual situation presented. Factors to be considered may include the size and holding period of the Access Person’s position in the Security, the market capitalization of the issuer, the liquidity of the Security, the reason for the Access Person’s requested transaction, the amount and timing of client trading in the same or a related Security, and other relevant factors.
Any Access Person wishing an exemption should submit a written request to the Chief Compliance Officer setting forth the pertinent facts and reasons why the Access Person believes that the exemption should be granted.

VIII.	Reporting of Securities Transactions
A.	Reporting Requirements of Access Persons
(1)	Reports Required: Unless specifically excepted by other provisions of this Code of Ethics, every Access Person of the Adviser must provide the following reports:
(a)	Initial Holdings Reports: At the time the person becomes an Access Person. The holdings reports must be current as of a date not more than 45 days prior to the individual becoming an access person
(i)	Any person who qualified as an Access Person prior to March 1, 2000 shall be exempt from filing an Initial Holdings Report.
(b)	Quarterly Transaction Reports: Not later than thirty (30) days after the end of each calendar quarter, each Access Person shall make a written report (“Quarterly Transaction Report”), a form of which is attached to this Code of Ethics as Schedule C, which;
(1)	With respect to any transaction during the previous calendar quarter in a Covered Security in which the Access Person had any direct or indirect Beneficial Ownership, contains the following information:
(i)	The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved:

(ii)	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	The price of the Covered Security at which the transaction was effected;

(iv)	The name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	The date that the report is submitted by the Access Person.
(2)	With respect to any account established by the Access Person in which any securities were held during the previous quarter for the direct or indirect benefit or the Access Person, contains the following information:
(i)	The name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	The date the account was established; and

(iii)	The date that the report is submitted by the Access Person.
(c)	Annual Holding Reports: Not later than thirty (30) days after the end of the Adviser’s fiscal year end, each Access Person shall make a written report which must be current as of a date no more than 45 days prior, a form of which is attached to this Code of Ethics as Schedule D (“Annual Holdings Report”), to the Chief Compliance Officer of this Code of Ethics and the Adviser, as applicable, which:
(1)	Sets forth the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

(2)	Sets forth the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person;

(3)	Contains the date that the report is submitted by the Access Person; and

(4)	States that the information contained in the Annual Holdings Report is current as of a date not greater than 45 days prior to the date the report was submitted.
B.	Exemptions from Reporting
A person need not make an Initial Holdings Report with respect to transactions effected for and Covered Securities held in, any account over which the person has no direct or indirect influence or control.
C.	Responsibility to Report
The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Adviser to facilitate the reporting process does not change or alter that responsibility.
D.	Where to File Report
All reports must be filed with the Chief Compliance Officer. The Chief Compliance Officer will submit his/her reports to an alternate review officer.
IX.	Confidentiality of Transactions
Until disclosed in a public report to shareholders or to the SEC in the normal course of the Adviser’s business, all information concerning Securities “being considered for purchase or sale” by the Adviser shall be kept confidential by all Access Persons and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found by him or her to the Board of

Trustees of the Adviser and the Fund (or any committee appointed by the Board to deal with such information).
X.	Sanctions
Any violation of this Code of Ethics shall be subject to the imposition of such sanctions by the Adviser as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code of Ethics which may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Adviser and the more advantageous price paid or received by the offending person. Sanctions for violation of this Code of Ethics by a trustee of the Fund will be determined by a majority vote of its independent trustees. For the Adviser’s separate accounts, management will determine the appropriate sanctions for violating this Code of Ethics.
XI.	Administration and Construction
(A)	The administration of this Code of Ethics shall be the responsibility of the Adviser’s Chief Compliance Officer. The Chief Compliance Officer’s trades will be reviewed by the CEO.

(B)	The duties of the Chief Compliance Officer shall include:
(1)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment;

(2)	Providing each covered person a copy of this Code of Ethics and informing them of their duties and obligations thereunder, and assuring that covered persons who are not Access Persons are familiar with applicable requirements of this Code of Ethics;

(3)	Supervising the implementation of this Code of Ethics by the Adviser and the enforcement of the terms hereof by the Adviser;

(4)	Maintaining or supervising the maintenance of all records and reports required by this Code of Ethics;

(5)	Preparing listings of all transactions effected by any Access Person within fifteen (15) days of the date on which the same security was held, purchased or sold by the Adviser;

(6)	Determining whether any particular securities transaction should be exempted pursuant to the provisions of this Code of Ethics;

(7)	Issuing either personally, or with the assistance of counsel as may be appropriate, an interpretation of this Code of Ethics which may appear consistent with the objectives of the Rule of this Code of Ethics;

(8)	Conducting of such inspections or investigations, including scrutiny of the listings referred to in the preceding subparagraph, as shall reasonably be required to detect and report, with his or her recommendations, any apparent violations of this Code of Ethics to the Board of Trustees of the Fund and to the Advisers appropriate manager.

(9)	Submitting a quarterly report to the Adviser containing a description of any violation and the sanction imposed; transactions which suggest a possibility of a violation, and any exemptions or waivers found appropriate by compliance; and any other significant information concerning the appropriateness of this Code of Ethics.
XII.	Required Records
The Chief Compliance Officer shall maintain or cause to be maintained in an easily accessible place, the following records:
(A)	A copy of this and any other Code of Ethics adopted pursuant to the Rule which has been in effect during the past five (5) years;

(B)	A record of any violation of such Codes of Ethics and of any action taken as a result of such violation;

(C)	A copy of each report made by the Adviser within two (2) years from the end of the fiscal year of the Adviser in which such report and interpretation is made or issued and for an additional three (3) years in a place which need not be easily accessible;

(D)	A list of all persons who are, or within the past five (5) years have been, required to make reports pursuant to the Rule and this Code of Ethics; and

(E)	A copy of all Initial Holdings Reports, Quarterly Transactions Reports, and Annual Holdings Reports submitted within the last five (5) years, the first two (2) years in an easily accessible place.

(F)	Copies of supervised persons’ written acknowledgment of receipt of the code.
XIII.	Amendments and Modifications
     This Code of Ethics may not be amended or modified except by the Chief Compliance Officer.

This Code of Ethics was adopted by the Adviser and approved by the Fund’s Board of Trustees, including a majority of the Fund’s “Independent Trustees,” at a meeting held on March 14, 2004.
Witness my signature: